Exhibit 10.36

LEASE FOR OFFICE SPACE

and other business space within the meaning of Article 7:230a of the Dutch Civil Code (Burgerlijk Wetboek, ‘DCC’).

Model adopted by the Real Estate Council of the Netherlands (Raad voor Onroerende Zaken, ‘ROZ’) on 30/01/2015 and filed with the registry of the District Court of The Hague on 17/02/2015 and registered there under number 15/20, also published on the website www.roz.nl.

Reference to and use of this model are only permitted if the text filled in, added and/or amended is clearly recognisable as such. Additions and amendments should preferably be included under the heading ‘special conditions’. All liability for any detrimental consequences of the use of the model is hereby expressly excluded by the ROZ. * 1 2

THE UNDERSIGNED

1]            52 IFH GmbH & Co. KG

with its official seat at Palmaille 33, 22767 Hamburg, Germany listed in the Commercial Register of the Chamber of Commerce under number HRA 100907, duly represented in this matter by Mr P. Borchardt hereinafter referred to as the ‘Lessor’,

AND

2]            uniQure biopharma B.V.

with its official seat in Amsterdam

listed in the Commercial Register of the Chamber of Commerce under number 34275365, turnover tax number NL818074577B01 duly represented by Mr H.C.A. Goossens

&

duly represented by Mr H. Petry

hereinafter referred to as the ‘Lessee’,

[initials lessee]	[initials lessor]

HAVE AGREED AS FOLLOWS

The leased space, intended use

1.1  The Lessor leases to the Lessee and the Lessee leases from the Lessor the business space (hereinafter the ‘Leased Property’) situated at Paasheuvelweg 25 in Amsterdam.

recorded in the land register as WEESPERKARSPEL M 790, measuring 9,270 m2 LFA including the proportionate allotment of general spaces.

The Leased Property will be indicated in more detail on the floor plan/drawing to be initialled by the parties and attached to this lease as appendix 1 before the lease commencement date. On the delivery date, a delivery report will be drawn up and attached to this lease as appendix 2 after being initialled by the parties.

1.2   The Leased Property will be used by or on behalf of the Lessee exclusively as office space, laboratory space and parking space for cars.

1.3   The Lessee is not permitted to allocate a designation to the Leased Property that deviates from the designation specified in clause 1.2 without the Lessor’s prior written permission.

1.4   The maximum permitted floor load of the Leased Property is equal to the maximum that is structurally permitted.

1.5   Before entering into the lease, the Lessee will receive a copy of the energy performance certificate regarding the Leased Property within the meaning of the Dutch Energy Performance (Buildings) Decree (Besluit energieprestatie gebouwen).

1.6   If, after a certified measurement of the final floor plan/drawing (appendix 1) based on NEN 2580, it becomes apparent that the surface area stated in clause 1.1 is incorrect, the parties agree that: Not applicable.

Conditions

2.1  The ‘GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE SPACE, and other business space within the meaning of Article 7:230a DCC’, filed with the registry of the District Court in The Hague on 17/02/2015 and registered there under number 15/21, hereinafter referred to as ‘the General Conditions’, are part of this lease agreement. The parties are familiar with the contents of these General Conditions. Both the Lessee and the Lessor have received a copy of the General Conditions.

2.2   The General Conditions referred to in clause 2.1 apply except insofar as expressly deviated from in this agreement or insofar as their application is not possible in relation to the Leased Property.

Term, renewal and termination

3.1  This lease commences on 1 March 2017 (hereinafter the ‘Commencement Date’) and is concluded for a term of 15 years, remaining in effect up to and including 29 February 2032.

3.2   After expiry of the term mentioned in clause 3.1, this lease, unless terminated through notice given by the Lessee or the Lessor in accordance with clauses 3.3 and 3.4, will be renewed for a consecutive period of 5 years, therefore remaining in effect up to and including 1 March 2037.

The lease is subsequently renewed for consecutive periods of five years each time.

3.3   Termination of this lease must occur through notice of termination by the Lessee to the Lessor or by the Lessor to the Lessee at the end of the current lease term.

3.4   Notice of termination must be given in writing by bailiff’s writ or registered post at least 12 months before the end of the lease.

Rent, turnover tax, service charges, rent adjustment, payment obligation, payment period

4.1  The initial rent for the Leased Property on the Commencement Date amounts to €1,510,500 per year (in words: one million five hundred and ten thousand five hundred euros).

4.2   The parties agree that the Lessor will charge turnover tax on the rent. If the parties do not agree to taxed rent, the Lessee will owe the Lessor — in addition to the rent — a separate consideration to compensate for the disadvantage suffered or to be suffered by the Lessor and/or its legal successor(s), because the turnover tax on the investments and operating costs of the Lessee will not or no longer be deductible. In that case, the provisions laid down in clause 19.1 of the General Conditions do not apply.

4.3   Referring to Article 11(1), opening words under (b), part 5, of the Dutch Turnover Tax Act 1968 (Wet op de omzetbelasting 1968), the parties declare to have agreed to taxed rent. Furthermore, turnover tax is charged on the fee the Lessee owes for the delivery of any goods and services arranged for by or on behalf of the Lessor, as laid down in clause 5 of the lease and clause 18 of the General Conditions.

By signing this lease, the Lessee declares, partly in the interest of the Lessor’s legal successor or legal successors, that it will continuously use or have others continuously use the Leased Property for purposes that qualify for full or partial deduction of turnover tax under Article 15 of the Dutch Turnover Tax Act 1968.

4.4   The Lessee’s financial year runs from 1 January through 31 December.

4.5   The rent is adjusted annually on 1 March, and for the first time on 1 March 2018, in accordance with clauses 17.1 to 17.3 of the General Conditions.

4.6   The amount owed by the Lessee for goods and services provided by or on behalf of the Lessor will be determined in accordance with clause 18 of the General Conditions. A system of advance payments with subsequent re-calculation will be applied to these advance payments as detailed in said article.

4.7   The lessee will not owe turnover tax on the rent if the leased space may no longer be leased subject to turnover tax even though agreed to between the parties. If that is the case, the payments specified in clause 19.1 of the General Conditions will take the place of the turnover tax and will be presented in advance in clause 4.8.

4.8. The Lessee’s payment obligation consists of the following components:

Per payment period of 3 calendar months as on the Lease Commencement Date:

• the rent	€377,625.00
• the advance payment for the delivery of goods and services arranged by or on behalf of the Lessor, together with the turnover tax due thereon	€98,146.13
• in the event of taxed rent, the turnover tax due on the rent	€79,301.25

total	€555,072.38

in words: five hundred and fifty-five thousand and seventy-two euros 38/100

4.9   In view of the Commencement Date, the Lessee’s first payment pertains to the period of 1 March 2017 to 1 June 2017 and the amount due for this first period, taking into account the granted rent-free period, is €98,146.13

The Lessee will pay this amount on or before 29 February 2017.

4.10   The periodical payments due by the Lessee to the Lessor under this Lease as detailed in clause 4.8 must be paid in one sum, in advance, in euros and must be paid in full on or before the first day of the payment period to which they pertain.

4.11  Unless otherwise stated, all amounts referred to in this lease and the General Conditions which form part thereof exclude turnover tax.

Costs related to provision of goods and services

5.1. The following goods and services will be provided by or on behalf of the Lessor:

•    gas consumption including standing charge;

•    district heating use and standing charges;

•    electricity consumption including standing charge in the Leased Property and for the benefit of the installations and lighting of the common areas, including outdoor lighting and advertising sign of the office building’s name on the front of the building;

•    water consumption including standing charge;

•    maintenance, annual inspection and periodic certification of and small repairs to the heating and/or air-conditioning system(s);

•    ditto for the TES system;

•    ditto for the sprinkler system;

•    ditto for the fire alarm system;

•    ditto for the emergency generator;

•    ditto for the lift system(s), including subscription for the automatic forwarding of alarms;

•    ditto for the lightning protection system;

•    ditto for the pressurised water system;

•    ditto for the window cleaning system;

•    ditto for the automatic doors, including speed gates and overhead doors, access control, fire alarm, building monitoring, breakdown alarm, emergency power and electrical system(s);

•    sanitary facilities, towel dispensers, soap, etc., insofar as required in public spaces;

•    inspection of roofing, rooftop safety and fall protection;

•    inspection for legionella prevention, including required maintenance systems

•    cleaning costs for the common areas, garage, terraces, sewers and the grounds;

•    arrangements for commercial waste and container rental, etc.;

•    fire hose reels and extinguishers;

•    maintenance of indoor and outdoor green spaces;

•    general building security, including subscription to a private alarm centre and security rounds;

•    indoor and outdoor window cleaning;

•    rent and write-down of systems to facilitate general mobile and Internet connectivity;

•    de-icing;

•    centralised mail handling

•    all future costs incurred that are collectively necessary and obliged and for which the Lessor draws up an advance calculation at that time for each emerging service charge, the result of which will be charged to the Lessee. All this in consultation with the Lessee;

•    5% administration costs on the abovementioned goods and services.

This list is not exhaustive.

5.2     The Lessor is authorised to change or cancel the provision of goods and services referred to in clause 5.1 according to type and size after consulting the Lessee.

Security

6.1     Before the key handover on 1 March 2016, the Lessee will provide a bank guarantee in the amount of €555.072 (in words: five hundred and fifty-five thousand and seventy-two euros 38/100).

Manager

7.1     Until the Lessor announces otherwise, the management of the Property will be carried out by Skymark Property Management, PO Box 447, 2130 AK Hoofddorp.

7.2     Unless agreed otherwise in writing, the Lessee must contact the manager regarding the contents of and all other matters pertaining to this lease.

7.3     The notice terminating the lease must also be sent to the Lessor.

Incentives

8 The parties declare that, beyond those stated in this lease, no other incentives have been agreed upon between the parties.

Asbestos/Environment

9.1   The Lessor is not aware of any asbestos incorporated in the Leased Property. The Lessor’s unawareness of the presence of asbestos in the Leased Property is explicitly not a guarantee by the Lessor that no asbestos is present.

9.2   The Lessor is not aware of any contamination of, in or on the Leased Property that is of such nature that it requires measures to be taken at the time the lease is signed, such based on applicable legislation. The Lessor’s unawareness of the presence of contamination of, in or on the Leased Property at the time the lease is signed is explicitly not a guarantee by the Lessor that no contamination is present.

Sustainability/Green lease

10 The parties acknowledge the importance of sustainability and agree to support each other in achieving jointly formulated goals and to discuss progress on a regular basis.

Special conditions

11.1  Rent-free period

The Lessor grants the Lessee a rent-free period of 12 months with effect from the Lease Commencement Date. This means that the Lessee will not owe rent for the months of March 2017 up to and including February 2018. The Lessee will nevertheless owe the service charges, including VAT, during this rent-free period.

11.2   Investment contribution

The Lessor is willing to provide an investment contribution of at most €927,000, excluding VAT, in addition to the abovementioned rent-free period. This investment contribution is intended for the Lessee’s refurbishment work. The investment contribution can only be paid if all of this lease’s conditions precedent have been met and the Lessee has provided the Lessor with written proof of the investments made in the Leased Property.

11.3   Key handover

The key handover of the Leased Property will take place exactly 12 months before the Lease Commencement Date, on 1 March 2016, provided that the Lessee has signed the lease in a legally valid manner. Delivery of the Leased Property will occur in the existing state as sufficiently known to the parties and described in clause 11.9. If the key handover cannot take place because not all conditions have been met, this will be for the full account and risk of the Lessee. After the key handover, the Lessee will determine the date from which it wants to commence the refurbishing period described below. The Lessee will inform the Lessor of this in writing.

11.4   Refurbishing period

In the 12-month period between the key handover and the Lease Commencement Date, being from 1 March 2016 to 1 March 2017, the Lessee needs not pay any rent as agreed in clause 4.1. During this period, the Lessee is entitled to perform refurbishing work in the Leased Property for its own account and risk. The Lessee does owe the Lessor service charges, including VAT, during this period. During the refurbishing period, the Lessee will consult with the Lessor periodically, but at least biweekly, and provide it with information regarding intended work and work in progress. The Lessee must at all times prevent nuisances, such as noise, dust and limited accessibility, to other lessees as a result of the work. The Lessee must follow the Lessor’s instructions regarding the logistics of the refurbishing work immediately and to the letter.

11.5   Parking rights

The Lessor will provide the Lessee with 80 parking spaces during the term of the lease. This equates to a parking ratio of 1:116, which should also be pursued when leasing additional parking spaces. The fee for these parking spaces is included in the rent as stated in clause 4.1. If the Lessee wants to lease additional parking spaces, this is possible in consultation with the Lessor at an annual fee of €1,500 per parking space.

Additional parking spaces leased above the aforesaid norm can be cancelled by the Lessor subject to a 3-month notice period.

11.6  Name sign

The Lessee is entitled to install, for its own account and risk, name signs on the Lessee’s entrance (including the facade) and on the inside of the Lessee’s entrance hall in consultation with and after approval from the Lessor. The Lessor will not withhold its permission on unreasonable grounds. After expiry of the lease, the name signs must be removed for the account and risk of the Lessee, whereby any resulting damage must also be repaired for its account.

11.7   Right of first refusal

The Lessee is granted the ‘right of first refusal’ regarding the lease of Tower B. If a new prospective lessee comes forward for this space or for a part of this space, the Lessor must first offer this space to the Lessee in writing by registered post. The Lessee has the option to match the offer made by a third party (including any deviations in term and other conditions) or to lease this space based on the same conditions and remaining term as those applicable at that time under the present lease. The Lessee must inform the Lessor in writing, by registered post and within 10 working days whether it will make use of this lease offer. If the Lessor does not receive a written response by registered post, the Lessor is free to offer this space to third parties based on terms and conditions to be stipulated by the Lessor. In that case, the Lessee’s right of first refusal effectively lapses.

11.8   Subletting

The Lessee is allowed to sublet the Leased Property with prior written approval from the Lessor. The Lessor will not withhold its approval on unreasonable grounds.

11.9   Delivery of the Leased Property to the Lessee

The Leased Property will be delivered to the Lessee in its current state and in ‘as is’ condition. This includes all parts fixed to the building, such as raised floors, dropped ceilings with light inputs, mechanical and electrical systems such as individual control units. The Lessee is free to use the present movable elements such as carpet, fibreglass and copper cabling and movable partition walls that are not part of the Leased Property. The Lessor is not responsible for the functional quality or the replacement of these objects.

11.10  Refurbishing work

The Lessee is allowed to make improvements or changes to the Leased Property with prior written approval from the Lessor. The Lessor will not withhold its approval on unreasonable grounds.

11.11  Delivery of the Leased Property to the Lessor at the end of the lease term.

At the end of the term of this lease, or a renewal within the meaning of clause 3 of this agreement, the Lessee is free to leave the Leased Property in the then-current state, in ‘as is’ condition. Specific interior elements (such as laboratory fittings) are an exception and must be removed at the Lessor’s request. The Lessee will ensure that the Leased Property is free of technical or visible defects at the time of delivery. The Lessor is not obliged to compensate the Lessee for any objects left behind at the time of delivery.

11.12   Condition precedent

Exemptions or permits must be granted by the competent authorities for the intended use as offices and laboratories (up to Class II) and with respect to specific activities of the Lessee, as described in ‘Regulations on Genetically Modified Organisms’, as well as with respect to construction activities to be performed by order of the Lessee. Both the Lessee and the Lessor are obliged to do everything in their power to obtain the abovementioned permits as soon as possible after the key transfer. The permission for the aforementioned intended use is subject to a condition precedent, which entails that this agreement does not become effective until the relevant authorities have granted permission for the intended use. The acquisition of Lessee-specific permits and the acquisition of permits regarding construction activities proposed by the Lessee are not subject to a condition precedent with respect to the commencement of this agreement.

11.13  Access to the Leased Property

The Lessor and the Lessee agree that the Lessee will have access to the Leased Property 24 hours a day, 7 days a week.

11.14  Storage space

At the Lessee’s request, the Lessor can provide the Lessee with storage space in the basement of the Leased Property at an annual rate of €75 per square metre, excluding VAT.

Drawn up and signed in two copies.

place	date	place	date	place date

Mr P. Borchardt		Mr H.C.A. Goossens		Mr H. Petry

(signature Lessor)		(signature Lessee)	(signature Lessee)

Annexes: *)

☒       floor plan/drawing of the Leased Property

☒       official report of delivery

☐       energy performance certificate, ‘will be provided at a later date’

☒       General Conditions 2015

☒       bank guarantee (model)

☒       extract from the Commercial Register of the Chamber of Commerce   Lessor.

☒       extract from the Commercial Register of the Chamber of Commerce   Lessee.

☒      copy of the passport of [duly authorised representative *].

☒       copy of the passport of [duly authorised representative Lessee*].

Separate signature[s*] of the Lessee[s*] acknowledging receipt of a copy of the ‘GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE SPACE and other business space within the meaning of Article 7:230a DCC’, as specified in clause 2.1.

Signatures Lessees: